Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series D
                               U.S. $1,000,000,000
                      Global Medium-Term Subordinated Notes, Series D
                     Due From 9 Months to 60 Years From Date of Issue

      Pricing Supplement, dated February 5, 1996 (the "Pricing Supplement") to Prospectus Supplement, dated August 7, 1995 (the "Prospectus Supplement"); to Prospectus, dated August 7, 1995 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              DESCRIPTION OF NOTES

      The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR Senior  Floating Rate Notes Due February 26,
                              2003 (the "LIBOR Notes").

Aggregate
  Principal Amount:           $5,000,000.00.

Issue Date:                   February 26, 1996.

Stated Maturity Date:         February 26, 2003.

Interest Rate Index:          Six Month LIBOR.

Spread:                       Plus 40.0 basis points.

Initial Interest Rate:        Six Month LIBOR plus 0.40%,  as  determined on the
                              second Market Day preceding the Issue Date.

Interest Rate:                For each  Interest  Period,  Six Month  LIBOR plus
                              0.40%, as determined on the related LIBOR Interest
                              Determination  Date, or in the case of the Initial
                              Interest Rate, the second Market Day preceding the Issue Date.

Maximum Interest Rate:        The Interest Rate is subject to a cap of 9.25% per
                              annum.

Interest Commencement Date:   February 26, 1996.

Interest Payment Dates:       Semi-annually,  on the 26th  day of each  February
                              and August (subject to modified following business day convention), commencing August 26, 1996, and at Stated Maturity.

Interest Period:              Semi-annually.

Interest Reset Dates:         The 26th day of each February and August.

LIBOR Interest
  Determination Dates:        Pertaining to an Interest  Reset Date,  the second
                              Market Day preceding  such related  Interest Reset
                              Date.

Index Maturity:               Six Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The Notes are not subject to redemption.

Sinking Fund:                 The LIBOR  Notes are not  subject  to any  sinking
                              fund.

Exchange Listing:             The LIBOR  Notes will be listed on the  Luxembourg
                              Stock Exchange.

Calculation Agent:            Citibank, N.A.

Selling Agent:                IBJ International plc.

Commission:                   .090%.

Price to Public:              100%.

Common Code:                  6398804.

ISIN:                         XS00639880-1.